Exhibit 99.1

 News Release

Cenveo Announces Second Quarter 2010 Results
2nd Quarter Sales of $445.3 million, up 12% from 2009
2nd Quarter Operating Income of $19.4 million, up 454% from 2009
2nd Quarter Non-GAAP Operating Income of $37.8 million, up 10% over prior year
2nd Quarter Adjusted EBITDA of $54.0 million
2nd Quarter Cash Flow from Operations of $24.2 million

STAMFORD, CT – (August 11, 2010) – Cenveo, Inc. (NYSE: CVO) today announced results for the three and six months ended July 3, 2010.

For the three months ended July 3, 2010, net sales increased approximately 12.0% to $445.3 million, as compared to $397.6 million in the second quarter of 2009, primarily due to the Nashua acquisition.  For the six months ended July 3, 2010, net sales increased approximately 11.0% to $899.2 million, as compared to $809.7 million in the six months ended June 27, 2009, primarily due to the Nashua acquisition and the fact that there was one more week in the six month period ended July 3, 2010 as compared to the six months ended June 27, 2009.

The Company generated operating income of $19.4 million in the second quarter of 2010, compared to an operating loss of $5.5 million in the second quarter of 2009.  For the six months ended July 3, 2010, the Company generated operating income of $31.6 million, compared to an operating loss of $5.3 million in the six months ended June 27, 2009. These increases were primarily due to lower restructuring and impairment charges and the acquisition of Nashua.

For the three months ended July 3, 2010, non-GAAP operating income increased 10.1% to $37.8 million compared to $34.3 million in the same prior year period.  For the six months ended July 3, 2010, non-GAAP operating income increased 39.6% to $67.6 million compared to $48.4 million in the same prior year period. These increases were primarily due to our cost savings initiatives in 2009 and early 2010 and the acquisition of Nashua.  Non-GAAP operating income excludes integration, acquisition and other charges, stock-based compensation provision, restructuring and impairment charges and divested operations or assets held for sale.

Adjusted EBITDA in the second quarter of 2010 was $54.0 million compared to $53.1 million in the second quarter of 2009. Adjusted EBITDA in the second quarter of 2009 had the benefit of two one-time items (salary furlough for management and gain from a sale of a cost-method investment) that did not repeat in 2010. Excluding these two items, our Adjusted EBITDA increased approximately 15% over the same prior year period. Adjusted EBITDA for the first six months of 2010 was $99.5 million compared to $84.6 million in the same prior year period. Excluding the two items discussed above, Adjusted EBITDA for the first six months of 2010 increased approximately 27% over the same prior year period. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration, acquisition and other charges, stock-based compensation provision, restructuring and impairment charges, divested operations or assets held for sale, (gain) loss on early extinguishment of debt, and loss from discontinued operations, net of taxes.  An explanation of the Company’s use of Adjusted EBITDA is detailed below and a reconciliation of net loss to Adjusted EBITDA is provided in the attached tables.

For the second quarter of 2010, the Company recorded a net loss of $8.3 million, or $0.13 per share, compared to a net loss of $18.3 million, or $0.34 per share, for the second quarter of 2009. The improvement in net loss in the second quarter of 2010 as compared to 2009 is primarily due to lower restructuring and impairment charges partially offset by a lower income tax benefit. For the first six months of 2010, the Company recorded a net loss of $19.4 million, or $0.31 per share, compared to a net loss of $22.6 million, or $0.41 per share, for the same prior year period. In addition to lower restructuring and impairment charges, the results for the first six months of 2010 include a loss of $2.6 million on early extinguishment of debt while the results for the first six months of 2009 include a gain of $16.9 million on early extinguishment of debt.

On a non-GAAP basis, income from continuing operations was $5.8 million, or $0.09 per share, for the second quarter of 2010 as compared to non-GAAP income from continuing operations of $8.8 million, or $0.16 per share, in the same prior year period. Non-GAAP income from continuing operations was $5.3 million, or $0.08 per share, for the first six months of 2010 as compared to non-GAAP income from continuing operations of $0.6 million, or $0.01 per share, in the same prior year period. Non-GAAP income from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring and impairment charges, divested operations or assets held for sale, (gain) loss on early extinguishment of debt and adjusts income taxes to reflect an estimated cash tax rate. A reconciliation of loss from continuing operations to non-GAAP income from continuing operations is presented in the attached tables.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
"Cenveo delivered solid results in the second quarter. We remained focused on growing our businesses, enhancing our financial strength and broadening our diversified platform. Despite a challenging environment, which we believe is slowly improving, we were able to grow our Adjusted EBITDA for the second quarter despite not having the benefit of two one-time events that occurred last year. We also continued to see strong performances from our envelope and commercial print businesses, which were once again able to show strong improvement over prior year periods.”

“We were able to generate over $24 million of cash flows from operations during the quarter, and for the six months we have been able to grow our cash flows from operations approximately 34% from the same prior year period. The acquisition of content solutions provider Glyph International in the second quarter of 2010 significantly strengthens our market presence and end-to-end production capabilities in our journal and book publishing business, and we are already seeing the benefits of this combination.”

Mr. Burton concluded:
“The commercial printing industry is currently going through a period of rapid consolidation and change. We have seen several large companies merge, and have also seen many printers both large and small cease to exist or enter reorganization. We will continue to monitor the environment and will look to capitalize when a situation exists that we believe would enhance our product offerings.”

“For the remainder of the year, we intend to continue to execute in accordance with our plan. As we enter the seasonally stronger back half of the year, we will maintain our focus on cost management and continue to focus on gaining market share in the niche products that we serve. We expect to continue generating strong cash flow and use these funds to pay down debt or make strategic accretive acquisitions that deleverage our balance sheet and strengthen our product leadership positions. I remain confident that we have a plan to achieve our previously announced 2010 guidance, and be well positioned for 2011 and beyond.”

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, August 12, 2010, at 10:00 a.m. Eastern Time.  The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (in thousands, except per share data) (unaudited)
	Three Months Ended		Six Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009

Net sales	$445,264	$397,644	$899,198	$809,744
Cost of sales	360,017	320,365	735,207	668,681
Selling, general and administrative expenses	51,484	48,370	105,526	100,885
Amortization of intangible assets	2,901	2,355	5,785	4,671
Restructuring and impairment charges	11,476	32,031	21,103	40,763
Operating income (loss)	19,386	(5,477)	31,577	(5,256)
Interest expense, net	31,492	27,807	61,106	50,352
(Gain) loss on early extinguishment of debt	—	725	2,598	(16,917)
Other (income) expense, net	305	(2,621)	1,032	(2,586)
Loss from continuing operations before income taxes	(12,411)	(31,388)	(33,159)	(36,105)
Income tax benefit	(4,119)	(13,547)	(13,846)	(14,077)
Loss from continuing operations	(8,292)	(17,841)	(19,313)	(22,028)
Loss from discontinued operations, net of taxes	(35)	(411)	(122)	(535)
Net loss	$(8,327)	$(18,252)	$(19,435)	$(22,563)
Loss per share – basic and diluted:
Continuing operations	$(0.13)	$(0.33)	$(0.31)	$(0.40)
Discontinued operations	—	(0.01)	—	(0.01)
Net loss	$(0.13)	$(0.34)	$(0.31)	$(0.41)
Weighted average shares outstanding:
Basic and diluted	62,216	54,551	62,166	54,456

Cenveo, Inc. and Subsidiaries
Reconciliation of Loss from Continuing Operations to Non-GAAP Income from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009

Loss from continuing operations	$(8,292)	$(17,841)	$(19,313)	$(22,028)
Integration, acquisition and other charges	3,233	4,359	5,499	6,029
Stock-based compensation provision	2,727	3,394	5,625	6,856
Restructuring and impairment charges	11,476	32,031	21,103	40,763
Divested operations or assets held for sale	958	—	3,758	—
(Gain) loss on early extinguishment of debt	—	725	2,598	(16,917)
Income tax expense	(4,298)	(13,821)	(14,009)	(14,096)
Non-GAAP income from continuing operations	$5,804	$8,847	$5,261	$607

Loss per share – diluted:
Continuing operations	$(0.13)	$(0.33)	$(0.31)	$(0.40)
Integration, acquisition and other charges	0.05	0.08	0.09	0.11
Stock-based compensation provision	0.04	0.06	0.09	0.13
Restructuring and impairment charges	0.18	0.59	0.33	0.74
Divested operations or assets held for sale	0.02	—	0.06	—
(Gain) loss on early extinguishment of debt	—	0.01	0.04	(0.31)
Income tax expense	(0.07)	(0.25)	(0.22)	(0.26)
Non-GAAP continuing operations	$0.09	$0.16	$0.08	$0.01

Weighted average shares outstanding—diluted	63,125	54,597	63,055	54,618

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands) (unaudited)
	Three Months Ended		Six Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009

Net loss	$(8,327)	$(18,252)	$(19,435)	$(22,563)
Interest expense, net	31,492	27,807	61,106	50,352
Income tax benefit	(4,119)	(13,547)	(13,846)	(14,077)
Depreciation	13,638	13,822	27,225	28,956
Amortization of intangible assets	2,901	2,355	5,785	4,671
Integration, acquisition and other charges	3,233	4,359	5,499	6,029
Stock-based compensation provision	2,727	3,394	5,625	6,856
Restructuring and impairment charges	11,476	32,031	21,103	40,763
(Gain) loss on early extinguishment of debt	—	725	2,598	(16,917)
Divested operations or assets held for sale	958	—	3,758	—
Loss from discontinued operations, net of taxes	35	411	122	535

Adjusted EBITDA, as defined	$54,014	$53,105	$99,540	$84,605

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income (Loss) to Non-GAAP Operating Income (in thousands) (unaudited)
	Three Months Ended		Six Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009

Operating income (loss)	$19,386	$(5,477)	$31,577	$(5,256)
Integration, acquisition and other charges	3,233	4,359	5,499	6,029
Stock-based compensation provision	2,727	3,394	5,625	6,856
Divested operations or assets held for sale	958	—	3,758	—
Restructuring and impairment charges	11,476	32,031	21,103	40,763

Non-GAAP operating income	$37,780	$34,307	$67,562	$48,392

 Cenveo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	July 3, 2010	January 2, 2010
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$59,933	$10,796
Accounts receivable, net	246,449	268,563
Inventories	145,828	145,228
Prepaid and other current assets	64,301	64,843
Total current assets	516,511	489,430
Property, plant and equipment, net	367,540	387,879
Goodwill	336,169	319,756
Other intangible assets, net	293,271	295,418
Other assets, net	39,898	33,290
Total assets	$1,553,389	$1,525,773

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$10,999	$15,057
Accounts payable	167,582	183,940
Accrued compensation and related liabilities	27,915	29,841
Other current liabilities	110,156	98,079
Total current liabilities	316,652	326,917
Long-term debt	1,281,707	1,218,860
Other liabilities	138,819	156,506
Shareholders’ deficit:
Preferred stock	—	—
Common stock	625	620
Paid-in capital	337,952	331,051
Retained deﬁcit	(497,340)	(477,905)
Accumulated other comprehensive loss	(25,026)	(30,276)
Total shareholders’ deficit	(183,789)	(176,510)
Total liabilities and shareholders’ deficit	$1,553,389	$1,525,773

Cenveo, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	July 3, 2010	June 27, 2009

Cash ﬂows from operating activities:
Net loss	$(19,435)	$(22,563)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations, net of taxes	122	535
Depreciation and amortization, excluding non-cash interest expense	33,010	33,627
Non-cash interest expense, net	2,345	1,064
Loss (gain) on early extinguishment of debt	2,598	(16,917)
Stock-based compensation provision	5,625	6,856
Non-cash restructuring and impairment charges	5,525	24,489
Deferred income taxes	(15,976)	(16,316)
Gain on sale of assets	(65)	(3,907)
Other non-cash charges, net	3,853	3,518
Changes in operating assets and liabilities excluding the effects of acquired businesses:
Accounts receivable	23,022	38,086
Inventories	(2,161)	17,509
Accounts payable and accrued compensation and related liabilities	(18,896)	(39,267)
Other working capital changes	16,623	(4,797)
Other, net	(6,595)	120
Net cash provided by operating activities	29,595	22,037
Cash ﬂows from investing activities:
Cost of business acquisitions, net of cash acquired	(21,483)	—
Capital expenditures	(8,236)	(16,075)
Proceeds from sale of property, plant and equipment	1,476	5,159
Proceeds from sale of investment	—	4,032
Net cash used in investing activities	(28,243)	(6,884)
Cash ﬂows from ﬁnancing activities:
Proceeds from issuance of 8⅞% senior second lien notes	397,204	—
Proceeds from exercise of stock options	1,281	—
Repayment of term loans	(311,944)	(21,083)
(Repayments) borrowings under revolving credit facility, net	(22,500)	47,200
Payment of refinancing or repurchase fees, redemption premiums and expenses	(13,009)	(94)
Repayments of other long-term debt	(4,064)	(4,870)
Repayment of 8⅜% senior subordinated notes	—	(23,024)
Repayment of 10½% senior notes	—	(3,250)
Repayment of 7⅞% senior subordinated notes	—	(4,295)
Payment of amendment and debt issuance costs	—	(7,296)
Purchase and retirement of common stock upon vesting of RSUs	—	(478)
Net cash provided by (used in) ﬁnancing activities	46,968	(17,190)
Effect of exchange rate changes on cash and cash equivalents	817	(42)
Net increase (decrease) in cash and cash equivalents	49,137	(2,079)
Cash and cash equivalents at beginning of period	10,796	10,444
Cash and cash equivalents at end of period	$59,933	$8,365

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In addition to results presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), included in this release are certain Non-GAAP financial measures, including Adjusted EBITDA, Non-GAAP income (loss) from continuing operations, Non-GAAP operating income, and Non-GAAP operating income margin, and free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, divested operations or asset held for sale and restructuring and impairment charges. Non-GAAP operating income margin is calculated by dividing Non-GAAP operating income into net sales.  Free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures. These Non-GAAP financial measures are defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of income (loss) from continuing operations to Non-GAAP income from continuing operations and operating income (loss) to Non-GAAP operating income is presented in the attached tables. These Non-GAAP financial measures are not presented as an alternative to cash flows from operations, as a measure of our liquidity or as an alternative to reported net income (loss) as an indicator of our operating performance.  The Non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, Non-GAAP income (loss) from continuing operations, Non-GAAP operating income and Non-GAAP operating income margin along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value.  Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives.  We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.  The Non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related products and solutions.  The Company provides its customers with low-cost alternatives within its core businesses of labels and forms manufacturing, packaging and publisher offerings, envelope production, and printing; supplying one-stop solutions from design through fulfillment. Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.

________________________

Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent U.S. and global economic conditions have adversely affected us and could continue to do so; (ii) our substantial indebtedness could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings are available to us that could further exacerbate our risk exposure from debt;  (vi) our ability to successfully integrate acquisitions; (vii) a decline of our consolidated or individual reporting units operating performance could result in the impairment of our assets; (viii) our continuing SEC compliance; (ix) intense competition in our industry; (x) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (xi) factors affecting the U.S. postal services impacting demand for our products; (xii) the availability of the Internet and other electronic media affecting demand for our products; (xiii) increases in paper costs and decreases in its availability; (xiv) our labor relations; (xv) our compliance with environmental rules and regulations; and (xvi) our dependence on key management personnel. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.